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FOR IMMEDIATE RELEASE:

Contact:  Hall Wendel, Jr., Michael W. Malone          Chris Malecek
          Polaris Industries Inc.                      Shandwick USA
          612-542-0500                                 612-832-5000


                        POLARIS TO APPEAL COURT DECISION

     MINNEAPOLIS (April 28, 1997) - Polaris Industries Inc. (NYSE/PII) today said it will appeal a $34 million Colorado court verdict against the company announced late Friday.

     "We were both surprised and disappointed by the court's decision," said Polaris CEO Hall Wendel. "We have strong arguments and we have instructed our lawyers to appeal."

     The suit, involving a fuel injection system, was filed seven years ago. Wendel said he expects the appeal process could take months and even years to play out.

     "We are constantly on the cutting edge of new product development with 70 percent of our sales coming from products introduced in just the last three years," Wendel said. "We are continually looking at new product ideas and I can assure you that we never misappropriated anybody else's ideas or technology. Additionally, this court affirmed that we did not infringe on any patents.

     "This is a one-time event with no impact on future operations," Wendel said. "In fact, fuel injection is not included in any of our company's current product lines.

     "With our strong balance sheet and cash flow, we will continue our aggressive marketing programs and intensive new product development for snowmobiles, all-terrain vehicles, personal watercraft and our new line of Victory motorcycles."

     Polaris Industries Inc. designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles and personal watercraft for recreational and utility use. Polaris is the world's largest snowmobile manufacturer, and one of the largest U.S. manufacturers of ATVs and personal watercraft. Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol "PII."



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Polaris to Appeal Court Decision
April 28, 1997
Page 2 of 2

     Except for historical information contained herein, the matters set forth in this news release, including, without limitation, management's expectations regarding the future conduct of the litigation described herein and the effect of such litigation on the operations and financial results of the company are forward-looking statements that involve the risks and uncertainties inherent in litigation and the judicial appeals process which could cause actual results to differ materially from those in the forward-looking statements.

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